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                                 EXHIBIT TO S-4
                             REGISTRATION STATEMENT
                                   EXHIBIT 8


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December 26, 1996



The Board of Directors
The Delaware County Bank & Trust Company
41 N. Sandusky Street
Delaware, Ohio  43015

Attention:  Mr. Larry D. Coburn

Re: Plan of Corporate Reorganization under which The Delaware County Bank & Trust Company, Delaware, Ohio, will become a wholly owned subsidiary of DCB Financial Corp.

Gentlemen:

We have been requested as special counsel to The Delaware County Bank & Trust Company (the "Bank") to render our opinion expressed below in connection with the proposed merger (the "Merger") of the Bank and Delaware Interim Bank (the "New Bank"), a wholly owned subsidiary of DCB Financial Corp. (the "Corporation"), an Ohio corporation organized at the direction of the Bank pursuant to the terms and conditions of a Merger Agreement (the "Agreement"), by and among the Bank, the Corporation, and the New Bank described in the Form S-4 Registration Statement (the "Registration Statement") filed by the Corporation.

In rendering our opinion, we have conducted an examination of applicable law, regulations, rulings, decisions, documents, and records, and have made such investigation of fact as we have deemed necessary, and we have relied upon the representations in the Agreement and upon the following "Assumptions of Facts" and certain "Representations" which have heretofore been made to us by directors and officers.

                              ASSUMPTIONS OF FACTS

                    The Delaware County Bank & Trust Company

The Delaware County Bank & Trust Company ("Bank") is a State Bank organized under the laws of the State of Ohio, with its principal office and place of business at 41 N. Sandusky Street, Delaware, Ohio 43015.



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December 26, 1996


The Bank has an authorized capital structure of 1,424,400 shares of common stock, par value $1.00 per share, all of which 1,424,400 authorized shares are presently issued and outstanding.

The Bank is engaged in the general banking business in the City of Delaware, which is located in Delaware County. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, safe deposit facilities, personal loans, and installment loans. It also makes secured and unsecured commercial loans. The Bank does not operate any foreign offices.

                              DCB Financial Corp.

DCB Financial Corp. ("Corporation") is a domestic corporation which was incorporated under the laws of the State of Ohio on June 13, 1996, at the direction of the management of the Bank for the purpose of becoming a bank holding company by acquiring all of the outstanding shares of common stock of the Bank. Corporation also has its principal place of business at 41 N. Snadusky Street, Delaware, Ohio 43015.

Corporation has an authorized capital structure of 7,500,000 shares, without par value. After the merger becomes effective, and as and when required by the Agreement, Corporation will issue up to 4,273,200 shares of its common stock in exchange for Bank common stock, as provided in the Agreement.

Corporation maintains its books of account on a calendar year basis, and computes its income for financial purposes under the accrual method of accounting.

                             Delaware Interim Bank

Delaware Interim Bank (the "New Bank") is a banking corporation which will be organized under the laws of the State of Ohio and will be wholly owned by Corporation. It is intended that the New Bank will never open for business as a separate operating entity, but will only be an "interim" bank to be merged with the Bank as part of the proposed reorganization. New Bank will also have its principal place of business at 41 N. Sandusky Street, Delaware, Ohio 43015.

The New Bank will have an authorized capital structure of 1,000 shares of common stock, par value of $125.00 per share, all of which shares will be issued and outstanding at the time of the Merger.



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December 26, 1996



                              PROPOSED TRANSACTION

In the proposed transaction, the Bank will become a wholly owned subsidiary of the Corporation. Each of the following steps has been or will be undertaken at the direction of the Bank to carry out the plan of reorganization.

The Corporation will acquire 100% of the stock of the New Bank, as soon as the New Bank receives a charter and issues shares of its common stock. The New Bank will be merged with and into the Bank, under the laws of the State of Ohio and pursuant to a Merger Agreement (the "Agreement"), which has been entered into between the Bank, the New Bank, and joined by the Corporation.

Pursuant to the Agreement, the resulting bank (hereinafter called the "Resulting Bank") will continue the name and banking business of the Bank without change. The Resulting Bank will continue to hold all of the Bank's assets and will assume all of the Bank's liabilities subsequent to the transaction. The name of the Resulting Bank will be "The Delaware County Bank & Trust Company" and the Resulting Bank's Articles of Incorporation and Code of Regulations will be the Articles of Incorporation and Code of Regulations of the Bank upon the effective date of the merger. The Resulting Bank will operate under the charter of the Bank. The principal office of the Bank will continue to be the principal office of the Resulting Bank.

Each share of the common stock of the Bank then issued and outstanding will, by operation of law, be transferred into the Corporation, and the holders thereof will receive three (3) shares of common stock of Corporation in exchange therefor, unless such holder properly exercises his dissenter's right of appraisal under Ohio law. The shareholders of the Bank have the right to dissent from the transaction under applicable law.

The amount and number of shares of capital stock of the New Bank outstanding immediately before the merger becomes effective (specifically, $125,000 divided into 1,000 shares, $125 par value) will be increased in the amount and number of shares of the capital stock of the Bank outstanding immediately before the merger becomes effective. At the effective date of the merger, the Resulting Bank will redeem and simultaneously cancel the 1,000 shares of $125 par value stock formerly representing the capital stock of the New Bank from the Corporation.

                               BUSINESS PURPOSES

The Boards of Directors of the Bank and the Corporation believe that the proposed merger will provide a means whereby the Resulting Bank can provide improved commercial banking services to the Delaware area.



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The Board of Directors

December 26, 1996



The bank holding company structure will give the Resulting Bank greater flexibility in carrying on its present activities and responding effectively in the future to meet the changing needs of its customers. Enterprises with facilities or customers outside of the Resulting Bank's local area can be served more effectively by the broader geographic coverage of the Corporation. Total earnings of the group, including the Corporation and the Resulting Bank, should be increased through the use of the combined skills of the Bank and the Corporation.

The new structure will also provide an opportunity for diversification, either through the formation of new subsidiaries or by acquisition of established companies. The extent of such diversification is governed by the provisions of the Bank Holding Company Act of 1956, as amended, and is limited essentially to ownership of banks and of companies whose activities are closely related to banking. The activities in which a bank holding company may engage include mortgage banking, financial companies, credit card activities, servicing of loans for others, electronic data processing, equipment leasing, insurance agencies or insurance brokerage operations and certain equity and debt investments.

In summary, the merger of the New Bank with and into the Bank, and the Resulting Bank's affiliation with the Corporation is expected to enable the Resulting Bank to operate more efficiently and profitably for the benefit of its customers, employees and the shareholders of the Corporation.

                                REPRESENTATIONS

The following representations are made in connection with the proposed transaction:

1. The fair market value of the Corporation's stock and other consideration received by each Bank shareholder will be approximately equal to the fair market value of the Bank stock surrendered in the exchange.

2. There is no plan or intention by the shareholders of Bank who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank to sell, exchange or otherwise dispose of a number of shares of the Corporation stock received in the transaction that would reduce the Bank shareholders' ownership of the Corporation stock to a number of shares having a value, as of the date of the transaction, of less than eighty percent (80%) of the value of all of the formerly outstanding stock of the Bank as of the same date. For purposes of this representation, shares of Bank stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of parent stock will be treated as outstanding Bank stock and shares of Corporation stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.



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The Board of Directors

December 26, 1996



3. The New Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Bank immediately prior to the transaction. For purposes of this representation, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, the Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank immediately preceding the transfer, will be included as assets of the Bank held immediately prior to the transaction.

4. Prior to the transaction, the Corporation will be in control of the New Bank within the meaning of Section 368(c) of the Internal revenue Code.

5. Following the transaction, Resulting Bank will not issue additional shares of its stock that would result in Corporation losing control of Resulting Bank within the meaning of Section 368(c) of the Internal Revenue Code.

6. The Corporation has no plan or intention to reacquire any of its stock issued in the transaction.

7. The Corporation has no plan or intention to liquidate the Resulting Bank; to merge the Resulting Bank with and into another corporation; to sell or otherwise dispose of the stock of the Resulting Bank; or to cause the Resulting Bank to sell or otherwise dispose of any of the assets of the Bank acquired in the transaction, except for dispositions made in the ordinary course of business of transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

8. The liabilities of the New Bank assumed by the Bank and the liabilities to which the transferred assets of the New Bank are subject were incurred by the New Bank in the ordinary course of its business.

9. Following the transaction, the Resulting Bank will continue the historic business of the Bank or use a significant portion of the Bank's business assets in a business.

10. The Corporation, the New Bank, and the Bank, and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the transaction.

11. There is no intercorporate indebtedness existing between the Corporation and the Bank or between the New Bank and the Bank that was issued, acquired, or will settle at a discount.



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12.  No two parties to the transaction are investment companies as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

13. The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

14. The fair market value of the assets of the New Bank transferred to the Bank will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

15.  No stock of the New Bank will be issued in the transaction.

16. No dividends will be paid by the Bank prior to the consummation of the transaction other than regular periodic dividends, consistent in amount and in effect with prior dividend distributions.

17. The Bank presently has, and on the date of the proposed transaction will have, no outstanding warrants, options or convertible securities or any other type or right pursuant to which any person could acquire shares of Bank.

                                    OPINION

Based on the foregoing "Assumptions of Facts" and "Representations," it is our opinion that:

1. The merger of the New Bank with and into the Bank qualifies as a statutory merger under the laws of the State of Ohio, and provided that after the transaction the Resulting Bank will hold substantially all of the assets and substantially all of the liabilities of the Bank and the New Bank, and in the transaction shareholders of the Bank will exchange, an amount of stock of Bank representing "control," within the meaning of
     Section 368(c), for Corporation voting common stock, the transaction will constitute a reorganization, within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the gross assets of the Bank and the New Bank.

2. No gain or loss will be recognized by the Corporation, the Bank or the New Bank upon the acquisition by the Corporation of the stock of the Bank, as described in number 1, above.

3. The basis of the assets received by the Resulting Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the merger (Section 362(b)).

4. No gain or loss will be recognized by the Corporation upon receipt of stock of the Bank solely in exchange for stock in the Corporation (Section 354(a)(1)).

5. With respect to Bank shareholders who receive only Corporation voting stock in the transaction, no gain or loss will be recognized by them on the receipt of shares of


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The Board of Directors

December 26, 1996



      Corporation voting common stock solely in exchange for shares of their stock in the Bank (Section 354(a)(1)).

6. With respect to those Bank shareholders who receive only Corporation voting stock in the transaction, the basis of the Corporation stock received by them will be the same as the basis of their shares of the Bank stock surrendered in exchange therefor (Section 358(a)(1)).

7. The holding period for the Corporation's stock to be received by the shareholders of the Bank will include the period during which their shares of stock in the Bank surrendered in exchange therefor were held, provided that the shares of the Bank stock surrendered in the exchange were held as capital assets on the date of the exchange (Section 1223(1)).


This letter is solely for your information and use and that of the Shareholders of The Delaware County Bank & Trust Company and, except to the extent that such may be referred to in the Registration Statement on Form
S-4 as filed with the Securities and Exchange Commission as an exhibit to same, it is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, for whatever reason without our prior written consent.


Sincerely,



Werner & Blank Co., L.P.A.